EXHIBIT 99.2

Contact:

Will Roberts

Director, Corporate Communications

ViroPharma Incorporated

Phone (610) 321-2870

VIROPHARMA BROADENS SENIOR MANAGEMENT

EXTON, Pa., January 19, 2006 -- ViroPharma Incorporated (Nasdaq: VPHM) announced that it has continued to build strength among its senior management through promotions and new hires. Recognizing outstanding individual performances, ViroPharma has made the following supplements to management: Vincent Milano, ViroPharma's vice president and chief financial officer, will also act as the company's chief operating officer; Clayton Fletcher has been promoted to vice president, business development; Thomas Lembck has been promoted to vice president, information technology; Stephen Villano, M.D. has been promoted to vice president, clinical research and development; and Debra Gayda Ph.D. has been appointed as vice president, regulatory affairs.

"ViroPharma has long emphasized a set of values to which we all subscribe, including teamwork, integrity, quality, and customer focus; Vinnie Milano, Clayton Fletcher, Thomas Lembck, and Steve Villano exemplify these core values," commented Michel de Rosen, ViroPharma's chief executive officer. "Each of them has delivered excellent results throughout their careers at ViroPharma. I am grateful for their contributions to ViroPharma's success, and look forward to their leadership."

Mr. de Rosen continued, "As we position ourselves for future success, it is essential that we continually assess our existing team and where necessary strengthen our abilities to execute on our business plan. For example, Debra Gayda has brought to ViroPharma important new skills and vision, and a history of successful leadership in regulatory roles, most recently as vice president of regulatory development at Sanofi-Aventis. We look forward to her contribution to the company."

Vincent Milano joined the company in 1996, and has served as vice president, chief financial officer, and treasurer of ViroPharma since 1997. Mr. Milano has been instrumental in building ViroPharma, including leading efforts in raising $630 million in capital and the acquisition of Vancocin® from Eli Lilly and Company. He has played a critical role in all business development and investor relations activities of the company, and has contributed significantly to establishing the strategic direction of the company. Prior to joining ViroPharma, he was with KPMG LLP, independent certified public accountants, where he served as senior manager. Mr. Milano received his bachelor of science degree in accounting from Rider College. He is a director of Verticalnet, Inc.

"Since he joined the company and took it public in 1996, Vinnie has been involved in all important strategies and initiatives," added de Rosen. "He was especially instrumental in the work leading to the definition of the strategy, mission, and vision for the 'new' ViroPharma. His operational efforts and expertise have in a large way enabled ViroPharma's business execution."

Clayton Fletcher joined ViroPharma in 2001 as project leader, and has since held roles of increasing seniority during his tenure. Mr. Fletcher is responsible for evaluation and execution of business development activities including valuation, due diligence, and supply, licensing and acquisition contract negotiation. For example, Mr. Fletcher was a leader in the diligence, negotiation and acquisition of Vancocin in 2004. Prior to joining ViroPharma, Mr. Fletcher held multiple roles of escalating responsibility at SmithKline Beecham Pharmaceuticals/ GlaxoSmithKline, Becton-Dickinson and Company, Zynaxis Inc./Intracell Corporation, and Centocor Corporation. He holds both a master's of science degree and a bachelor of arts degree in biology from Wake Forest University.

Thomas Lembck joined ViroPharma in 2001 as executive director of information technology. Mr. Lembck provides technical leadership and strategic direction for ViroPharma's information technology. From 1995 to 2001, he worked with VisAlign, where he led various teams and projects focused on information systems and strategic planning for pharmaceutical companies including Schering-Plough, Pfizer, and Merck. Previously, he held multiple roles of escalating responsibility at Comptek Research, Raytheon, and ABB in Zurich, Switzerland. He holds a master of business administration degree from Temple University, and a bachelor of science degree from Rensselaer Polytechnic Institute in Electrical Engineering.

Stephen Villano, M.D. joined ViroPharma in 2001 as medical director.  Since that time, his responsibilities have included oversight of all clinical research and development activities for projects including development of antiviral compounds directed against hepatitis C virus and cytomegalovirus, as well as clinical support of Vancocin and other business development opportunities.  Prior to joining ViroPharma, he held multiple roles of increasing responsibility at the former DuPont Pharmaceuticals Company. Dr. Villano trained in the Division of Infectious Diseases at Johns Hopkins Hospital. He holds a bachelor of science degree from Fairfield University and a medical degree from Johns Hopkins University School of Medicine in Baltimore, Maryland.  He completed an internship and residency in internal medicine at Johns Hopkins Hospital.

Debra Gayda, Ph.D. is responsible for defining, planning, and orchestrating ViroPharma's regulatory strategy for its product portfolio. Prior to joining the company, she spent nine years at Sanofi-Aventis in various roles of increasing responsibility, culminating in her tenure as vice president, regulatory development. Previously, Dr. Gayda held regulatory positions at Apollon Inc. and DuPont Merck Pharmaceutical Company; and served as a post-doctoral scientist at Merck Sharp & Dohme Research Laboratories. She holds a bachelor of science degree in biological science from Purdue University and a Ph.D. in toxicology from the University of Wisconsin.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV).

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